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EXHIBIT 11

INTRUST FINANCIAL CORPORATION
Computation of Earnings Per Share
Years Ended December 31, 1994, 1993 and 1992
(Dollars in thousands except per share data)


                                                                 1994         1993      1992
Primary Earnings Per Share:
Income before cumulative effect of accounting change            $18,969      $17,626   $15,834
Cumulative effect of accounting change                              -            -       1,679
Net income                                                      $18,969      $17,626   $17,513

Weighted average common shares outstanding                    2,371,377    2,381,859 2,395,694

Primary earnings per share before cumulative effect of
 accounting change                                                $8.00        $7.40     $6.61
Cumulative effect of accounting change                               -           -         .70
Primary earnings per share                                        $8.00        $7.40     $7.31

Fully Diluted Earnings per Share:
Income before cumulative effect of accounting change            $18,969      $17,626   $15,834
Net reduction in interest expense assuming conversion of
  capital notes                                                     713          713       713
                                                                $19,682       18,339    16,547
Cumulative effect of accounting change                              -            -       1,679
Net income                                                      $19,682      $18,339   $18,226

Weighted average common shares outstanding assuming
  conversion of capital notes                                 2,771,377    2,781,859 2,795,694

Fully diluted earnings per share before cumulative effect of
  accounting change                                               $7.10        $6.59     $5.92
Cumulative effect of accounting change                               -            -        .66
Fully diluted earnings per share                                  $7.10        $6.59     $6.52


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